For Immediate Release
Exhibit 99.1

GEORGIA-CAROLINA BANCSHARES ANNOUNCES
INCREASED NET INCOME IN SECOND QUARTER 2011

July 27, 2011
Augusta, Georgia

Georgia-Carolina Bancshares, Inc. (GECR.OB) (the “Company”),  parent company of First Bank of Georgia,  reported today net income of $981,000, or $.28 per diluted common share, for the three months ended June 30, 2011, compared to a net loss of $1,906,000, or ($.54) per diluted common share, for the three months ended June 30, 2010. The Company reported a net profit of $2,372,000, or $.67 per diluted common share, for the six months ended June 30, 2011, compared to a net loss of $1,068,000, or ($.30) per diluted common share for the six months ended June 30, 2010. Book value totaled $13.48 per common share at June 30, 2011, as compared to book value of $12.13 per common share at June 30, 2010.

Remer Y. Brinson III, President & CEO of the Company, stated “The primary reason for our increased income is the reduction in our provision for loan losses during the first half of 2011 compared to 2010. Our provision for loan losses during 2011 has totaled $551,000, compared to $5,792,000 for the first half of 2010. Net charge offs in 2011 have totaled 0.42% of loans compared to 2.82% of loans during the first half of 2010.”

“Core earnings of the Company remain strong.  Over the past four quarters we have earned $4,973,000, or $1.41 per diluted common share.” Brinson continued, “All of our capital ratios continue to grow and are well above regulatory guidelines for “well-capitalized” banks. Asset quality continues to be a primary focus in this weak economy. We have seen an increase in non-performing assets in the second quarter this year which totaled 5.12% of loans and foreclosed real estate (excluding loans held for sale) at June 30, 2011.  This increase is primarily the result of the downgrading of one particular credit relationship.  However we continue to maintain a strong loan loss reserve which totaled 2.47% of loans (excluding loans held for sale) at the end of the second quarter.”  The ratio of the loan loss reserve to loans at June 30, 2010 was 1.87%.

Total assets increased 2.25% to $506.4 million since 2010 year-end.  Total net loans, excluding loans held for sale, declined 0.97% during the six month period ended June 30, 2011 to $306.0 million, while deposits increased 1.04% over the same time period to $419.1 million.

Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol “GECR”.  First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County, and McDuffie County (Thomson), Georgia and operates mortgage origination offices in  Augusta and Savannah, Georgia.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole.  These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved.  The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Balance Sheets
(dollars in thousands)

	June 30,	December 31,
	2011	2010
ASSETS

Cash and due from banks	$44,999	$31,696
Securities available-for-sale	100,243	76,904
Loans, net of allowance for loan losses of $7,758 and $7,866, respectively	305,936	308,943
Loans, held for sale	24,453	46,570
Bank premises and fixed assets	9,120	9,271
Accrued interest receivable	1,845	1,697
Foreclosed real estate, net of allowance	2,740	2,751
Deferred tax asset, net	2,412	2,475
Federal Home Loan Bank stock	2,301	2,527
Bank-owned life insurance	9,380	9,210
Other assets	3,007	3,267

Total assets	$506,436	$495,311

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
Non-interest bearing	$49,973	$41,602
Interest-bearing:
NOW accounts	40,448	38,668
Savings	58,802	53,880
Money market accounts	41,950	36,013
Time deposits of $100,000, and over	159,094	171,843
Other time deposits	68,798	72,743
Total deposits	419,065	414,749

Federal Home Loan Bank borrowings	5,000	-
Repurchase agreements	3,024	3,467
Long-term debt	25,000	25,000
Other borrowings	3,625	3,625
Other liabilities, borrowings, and retail deposit agreements	2,827	3,494

Total liabilities	458,541	450,335

Shareholders' equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	-	-
Common stock, par value $.001; 9,000,000 shares authorized; 3,551,780 and 3,536,715 shares issued and outstanding	4	4
Additional paid-in-capital	16,007	15,847
Retained Earnings	31,261	28,889
Accumulated other comprehensive income	623	236
Total shareholders' equity	47,895	44,976
Total liabilities and shareholders' equity	$506,436	$495,311

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2011		June 30, 2011
Interest income	2011	2010	2011	2010
Interest and fees on loans	$4,987	$5,721	$10,056	$11,273
Interest on taxable securities	623	434	1,143	828
Interest on nontaxable securities	103	93	206	190
Interest on Federal funds sold and other interest	25	7	50	14
Total interest income	5,738	6,255	11,455	12,305

Interest expense
Interest on time deposits of $100,000 or more	618	926	1,291	1,862
Interest on other deposits	616	681	1,341	1,403
Interest on funds purchased and other borrowings	278	226	554	449
Total interest expense	1,512	1,833	3,186	3,714

Net interest income	4,226	4,422	8,269	8,591

Provision for loan losses	452	4,706	551	5,792

Net interest income after provision for loan losses	3,774	(284)	7,718	2,799

Noninterest income
Service charges on deposits	350	363	735	706
Gain on sale of mortgage loans	1,771	2,436	3,862	4,855
Other income/loss	276	257	660	525

Total noninterest income	2,397	3,056	5,257	6,086

Noninterest expense
Salaries and employee benefits	2,972	3,325	5,941	6,377
Occupancy expenses	376	440	770	818
Other expenses	1,427	1,911	2,810	3,566
Total noninterest expense	4,775	5,676	9,521	10,761

Income (loss) before income taxes	1,396	(2,904)	3,454	(1,876)

Income tax expense (credit)	415	(998)	1,082	(808)

Net income	$981	$(1,906)	$2,372	$(1,068)

Net income per share of common stock
Basic	$0.28	$(0.54)	$0.67	$(0.30)
Diluted	$0.28	$(0.54)	$0.67	$(0.30)
Dividends per share of common stock	$-	$-	$-	$-